Exhibit 2

PURCHASE AGREEMENT

This Purchase Agreement dated as of October 31, 2012 is by and between Hallmark Cards, Incorporated (“Hallmark”) and HC Crown, LLC (“HCC”).

WHEREAS, Hallmark desires to purchase and HCC desires to sell 40 million shares of Class A Common Stock of Crown Media Holdings, Inc. (the “Stock”); and

WHEREAS, Hallmark acknowledges that the Stock is subject to the terms and conditions of that certain Stockholders Agreement dated as of June 29, 2010, by and among HCC, Hallmark and Crown Media Holdings, Inc.; and

WHEREAS, the parties acknowledge that Hallmark intends to contribute the Stock to its subsidiary Blue Holding Company (“BHC”) which will ultimately contribute it to its subsidiary, Hallmark Cards GmbH (“Hallmark Germany”).

NOW THEREFORE, the parties hereto mutually agree as follows:

1. Purchase. On the Closing Date and upon receipt of the Purchase Price and subject to the terms and conditions set forth herein, HCC will hereby sell, assign, grant, and convey and Hallmark will hereby acquire good and marketable title to the Stock, free and clear of all encumbrances and liens, except as set forth herein. The Closing Date shall be October 31, 2012.

2. Purchase Price. The Purchase Price shall be a Promissory Note in an amount equal to the average of the trading price on NASDAQ for the four business days prior to the Closing Date, payable by Hallmark to HCC, which Promissory Note shall be substantially in the form attached hereto as Exhibit A.

3. Restrictions on Stock. Hallmark hereby acknowledges that the Stock will continue to be subject to the Stockholders Agreement and Hallmark agrees that it will cause its subsidiaries, BHC and Hallmark Germany to each sign a Joinder Agreement to the Stockholders Agreement with respect to each party’s ownership of such Stock, substantially in the form attached hereto as Exhibit B.

4. Stock Power. Upon closing of the transaction, HCC agrees to execute a Stock Power assigning the Stock to Hallmark or its designee, substantially in the form attached hereto as Exhibit C.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

HALLMARK CARDS, INCORPORATED

By:
Title:	Executive Vice President

HC CROWN, LLC

By:
Title:	Vice President